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                    May 12, 2020

       James DeSocio
       Chief Executive Officer
       Intellinetics, Inc.
       2190 Dividend Drive
       Columbus, Ohio 43228

                                                        Re: Intellinetics, Inc.
                                                            Information
Statement on Schedule 14C
                                                            Filed March 17,
2020
                                                            File No. 000-31671

       Dear Mr. DeSocio:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Erin C. Herbst, Esq.